EXHIBIT 99.1

Notice to U.S. Shareholders. The offer described in this document is for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country that are different from those of the United States. You should be aware that the offeror may purchase securities otherwise than under the offer, such as in open market or privately negotiated purchases.

Magnum Hunter Increases Ambassador Offer Consideration and Declares Offer Unconditional

•                  Magnum Hunter announces increased offer consideration of 1 share of Magnum Hunter common stock for every 23.6 Ambassador Shares held, which represents A$0.38(1) per Ambassador Share, and declares offer unconditional

•                  Share Sale Facility to be made available to Ambassador Shareholders to elect to receive cash instead of Magnum Hunter stock

•                  Magnum Hunter’s Bidder’s Statement to be released this week

•                  Ambassador Shareholders advised to take NO ACTION in relation to Drillsearch Offer until release of Magnum Hunter Bidder’s Statement and recommendation regarding Magnum Hunter Offer by the Ambassador Board

•                  Magnum Hunter intends to make application to Takeovers Panel

Magnum Hunter Resources Corporation (Magnum Hunter) today announces an increased offer for all of the ordinary shares in Ambassador Oil and Gas Limited (Ambassador). The increased offer consideration is 1 Magnum Hunter share of common stock for every 23.6 Ambassador Shares held, which represents a price of A$0.38(1) per Ambassador Share based on the closing price of Magnum Hunter common stock on 16 June 2014 on the New York Stock Exchange. Magnum Hunter has also declared its offer unconditional.

In addition, Magnum Hunter announces that Ambassador Shareholders who prefer to receive cash rather than Magnum Hunter stock will be able to elect to participate in a sale facility (Sale Facility). Under the Sale Facility, the Magnum Hunter stock that would otherwise be issued to the Ambassador Shareholders will be issued to a nominee who will arrange for the sale of the Magnum Hunter stock and remit the cash proceeds to the Ambassador Shareholders who so elect net of any customary costs and expenses.

The implied revised Magnum Hunter Offer price represents a substantial premium of:

•                  15% to the implied value of the Revised Offer of Drillsearch Energy Limited (Revised Drillsearch Offer) (2) as of 16 June 2014;

(1)  Based on a Magnum Hunter share price of US$8.43 per share as at close of trade on Monday 16 June 2014 and an AUD USD exchange rate of 0.9401 as at 5pm Eastern Daylight Time on Monday 16 June 2014.

(2)  Based on Drillsearch’s closing share price of A$1.51 per share on Monday 16 June 2014.

•                  95% to the closing price of Ambassador shares of A$0.195 on Friday 23 May 2014, the trading day prior to Ambassador entering into a trading halt pending announcement of the Initial Drillsearch Offer;

•                  97% to the 3 month historical volume weighted average price (VWAP) of Ambassador shares of A$0.193 to 23 May 2014;

•                  102% to the 6 month VWAP of Ambassador shares of A$0.188 to 23 May 2014; and

•                  108% to the 9 month VWAP of Ambassador shares of A$0.183 to 23 May 2014.

Magnum Hunter notes the announcement made by Drillsearch Energy Limited (Drillsearch) yesterday and believes that the revised Magnum Hunter Offer is superior to the Revised Drillsearch Offer. Magnum Hunter believes its common stock represents a more attractive investment than Drillsearch ordinary shares. In particular (and based on publicly available information regarding Drillsearch):

•                  Magnum Hunter’s average daily production rate for the quarter ended 31 March 2014 was 86% higher than that of Drillsearch;

•                  Current market capitalization of Magnum Hunter is more than two-and-a-half times greater than that of Drillsearch;

•                  Current enterprise value of Magnum Hunter is over four times greater than that of Drillsearch;

•                  Current liquidity position at Magnum Hunter of US$208 million, or 1.4 times greater than that of Drillsearch;

•                  Diversified asset base at Magnum Hunter in three of the most prolific basins in the United States compared to Drillsearch’s geographically concentrated single-basin asset portfolio; and

•                  2014 year-to-date average daily trading volume of Magnum Hunter common stock is approximately twice that of Drillsearch in terms of volume, and eleven times larger in terms of dollar value.

Application to Takeovers Panel

Magnum Hunter notes the announcement by Ambassador at 12.59pm yesterday that shareholders who collectively hold approximately 26.43% of Ambassador’s Shares,and both David Shaw (Non-Executive Chairman of Ambassador) and Guistino Guglielmo (Managing Director of Ambassador) (representing approximately 6.34% of Ambassador’s Shares), have accepted the revised Drillsearch offer.

Magnum Hunter is concerned that such actions have denied Ambassador Shareholders the opportunity to participate in the improved Magnum Hunter offer, and have delivered control of Ambassador to Drillsearch to the detriment of Ambassador Shareholders.    Magnum Hunter is concerned that such acceptances have not taken place in an efficient, competitive and informed market and are inconsistent with the actions that would normally be associated with achieving the best possible outcome for Ambassador Shareholders. Consequently, Magnum Hunter intends to make an application to the Takeovers Panel in relation to these circumstances.

Advisors

Magnum Hunter’s legal advisers are Norton Rose Fulbright (Australia) and Bracewell & Giuliani LLP (US).

Ends

For further information please contact:

Chris Benton

Vice President, Finance and Capital Markets

+1 (0) 832-203-4539

Cham King

Assistant Vice President, Investor Relations

+1 (0) 832-203-4560

ir@magnumhunterresources.com